Exhibit 99.1

News Releases

U-Store-It Trust Appoints Stephen R. Nichols as
Senior Vice President, Operations

Cleveland, OH, July 10, 2006 — U-Store-It Trust (NYSE: YSI) announced the appointment of Stephen R. Nichols as Senior Vice President, Operations effective July 10, 2006.

Stephen Nichols, age 54, served as Vice President, Operations of Extra Space Storage Inc. (NYSE:EXR), a self-storage real estate investment trust (REIT) where he has been employed since 2005. Mr. Nichols was employed by Storage USA, as Senior Vice President of Operations, from 1995 until its sale to Extra Space in 2005.

Dean Jernigan, President and Chief Executive Officer, commented, “I am delighted to be working again with Stephen. He is an outstanding addition to the U-Store-It management team. With more than 10 years in leadership positions within the self-storage industry, he will have an immediate impact on our operations. Over the years at Storage USA, Stephen’s division consistently outperformed the peer group in both growing revenue and controlling operating expenses.”

The Company also announced that Todd Amsdell will lead an effort to explore development opportunities in selected domestic target markets. Mr. Jernigan commented, “U-Store-It will initiate a plan to explore development of self-storage facilities with various partners, and Todd is the perfect person to lead this effort for us.”

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the Self-Storage Almanac, U-Store-It Trust is the sixth largest owner and operator of self-storage facilities in the United States.

Forward-Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; increases in interest rates and operating costs; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; changes in real estate and zoning laws or regulations; risks related to natural disasters; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the self-storage industry in particular. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business-Risk Factors” in the Company’s Annual Report on Form 10-K, which discuss these and other risks and factors that could cause the Company’s actual results to differ materially from any forward-looking statements.

Contact:
U-Store-It Trust
Dean Jernigan
President and Chief Executive Officer
(440) 234-0700